Independent Accountant's Consent



The Board of Directors
FloridaFirst Bancorp, Inc.
Lakeland, Florida


We consent to the incorporation by reference in the registration statements on Form S-8 pertaining to the FloridaFirst Bancorp, Inc.'s 1999 Stock Option Plan and FloridaFirst Bank Restricted Stock Plan filed March 2, 2001 (Registration Statement No. 333-56420), of our report dated November 2, 2001, except for Note 13 which is December 6, 2001 and Note 18 which is March 5, 2002, relating to the consolidated statements of financial condition of FloridaFirst Bancorp, Inc. as of September 30, 2001 and 2000, and the related consolidated statements of earnings, stockholder's equity and comprehensive income and cash flows for each of the years in the three-year period ended September 30, 2001, which report appears in the September 30, 2001, annual report on Form 10-K of FloridaFirst Bancorp, Inc.


/s/HACKER, JOHNSON & SMITH PA

HACKER, JOHNSON & SMITH PA
Tampa, Florida
March 8, 2002